Exhibit 10.2
AMERICAN SHARED HOSPITAL SERVICES
LONG-TERM INCENTIVE COMPENSATION PLAN
ARTICLE I
NAME AND PURPOSE
     1.01 Purpose. American Shared Hospital Services, a corporation duly organized and existing under the laws of State of California (the “Corporation”), hereby establishes the American Shared Hospital Services Long-Term Incentive Compensation Plan (the “Plan”) in order to provide a select group of management and other highly compensated individuals in the Corporation’s employ with the opportunity to earn additional incentive compensation contingent upon the Corporation’s attainment of pre-established performance objectives and their completion of designated service periods and to defer any compensation so earned until the expiration of a designated period of time, their separation from service with the Corporation or a substantial change in the control or ownership of the Corporation. The deferral features of the Plan shall function as a so-called “top hat” plan of deferred compensation and shall be subject to the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such a plan.
     1.02 General. The benefits provided under the Plan shall be paid, as they become due, either directly from the Corporation’s general assets or through a grantor trust arrangement established in accordance with the provisions of Article VIII. The interest of each participant (and his or her beneficiary) in any benefits that become payable under the Plan shall be no greater than that of an unsecured creditor of the Corporation.
ARTICLE II
ADMINISTRATION OF THE PLAN
     2.01 Plan Administrator. The Plan shall be administered by a committee of two or more non-employee Board members who qualify as “outside directors” under Code Section 162(m) and Section 1.162-27(e) of the Treasury Regulations thereunder. The Board committee acting in such capacity shall hereinafter be referred to as the Plan Administrator and shall have full and complete authority to administer the Plan and select the Eligible Employees who are to participate in the Plan.
     2.02 Authority. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for plan administration shall be made by the Plan Administrator. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan, including (without limitation) all decisions relating to an individual’s eligibility for participation in the Plan, his or her entitlement to benefits hereunder and the amount of any such benefit entitlement. The Plan Administrator shall also have the discretionary authority to determine whether the involuntary termination of any Participant’s Employee status constitutes a Termination for Cause (pursuant to the criteria set forth in Section 3.18), and such determination shall be final and binding on the Participant for purposes of such Participant’s benefit entitlement (if any) under the Plan.
ARTICLE III
DEFINITIONS
     3.01 “Account” shall mean the account maintained on the Corporation’s books and records for each Participant who elects to defer any Long-Term Incentive Bonus such Participant earns under the Plan. The Participant’s Account will be divided into a series of subaccounts, and there will accordingly be a separate Deferral Subaccount for each Long-Term Incentive Bonus the Participant elects to defer under the Plan. Each outstanding Account under the Plan shall be adjusted periodically for investment earnings, gains and losses pursuant to Article VII.
     3.02 “Board” shall mean the Corporation’s Board of Directors.
     3.03 “Change in Control” shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
     a.  a merger, consolidation or other reorganization approved by the Corporation’s shareholders in which the persons who beneficially owned (within the meaning of Rule 13d-3 of the 1934 Act) the Corporation’s outstanding voting securities immediately prior to such transaction do not immediately thereafter beneficially own, directly or indirectly and in substantially the same proportion, securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation, or
     b.  a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or
     c.  the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing shareholders.
     3.04 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     3.05 “Corporation” shall mean American Shared Hospital Services Corporation and any successor or assignee corporation, whether by way of merger, acquisition or other reorganization.
     3.06 “Deferral Election” shall mean the irrevocable election filed by the Participant under Article VI of the Plan pursuant to which all or a portion of his or her Long-Term Incentive Bonus for a particular Earn-Out Period is to be deferred in accordance with the provisions of the Plan.
     3.07 “Disability or Disabled” shall mean the Participant’s inability to engage in any substantial gainful employment by reason of any physical or medical impairment which is expected to result in death or continue for a period of twelve (12) consecutive months or more.
     3.08 “Earn-Out Period” shall mean the period of one or more consecutive calendar years established by the Plan Administrator over which the Corporation must attain the Performance Milestones which the Plan Administrator has designated for that period.
     3.09 “Eligible Employee” shall mean any executive officer or any other individual with management responsibilities who is determined by the Plan Administrator to be a highly compensated Employee in accordance with the guidelines established from time to time by the Plan Administrator.
     3.10 “Employee” shall mean any person in the employ of the Corporation, subject to its control and direction as to both the work to be performed and the manner and method of performance.
     3.11 “Involuntary Termination” shall mean the termination of Employee status by reason of:
     (i) the Employee’s discharge or dismissal by the Corporation for any reason other than a Termination for Cause, or
     (ii) the Employee’s death or Disability.
     3.12 “Long-Term Incentive Bonus” shall mean the bonus to which the Participant may become entitled with respect to a particular Earn-Out Period on the basis of the Corporation’s attainment of the specific Performance Milestones the Plan Administrator has established for that Earn-Out Period.

     3.13 1934 Act shall mean the Securities Exchange of 1934, as amended.
     3.14 Maximum Bonus Amount shall mean the maximum dollar amount of the Long-Term Incentive Bonus which a Participant may earn for any one Earn-Out Period. Such Maximum Bonus Amount shall be determined by the Plan Administrator within the first ninety (90) days of the Earn-Out Period, but in no event shall such amount exceed the dollar amount determined by multiplying the number of calendar years comprising the Earn-Out Period by Two Hundred Fifty Thousand Dollars ($250,000). For any pro-rated Long-Term Incentive Bonus which becomes payable under the Plan, the Pro-Rated Maximum Bonus Amount shall be determined by multiplying the Maximum Bonus Amount for the Earn-Out Period to which that bonus relates by a fraction, the numerator of which is the number of days the Participant continued in Employee status during that Earn-Out Period and the denominator of which is the total number of days in the calendar years comprising such Earn-Out Period.
     3.15 “Participant” shall mean each Eligible Employee who participates in the Plan.
     3.16 “Performance Milestones” shall mean one or more of the following performance goals as to which the Plan Administrator may designate specific objectives to be attained by the Corporation for a particular Earn-Out Period: (1) return on total shareholder equity; (2) earnings per share of Common Stock; (3) net income or operating income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, (6) sales or revenue targets; (7) return on assets, capital or investment; (8) cash flow; (9) market share; (10) cost reduction goals; (11) budget comparisons; (12) measures of customer satisfaction; (13) any combination of, or a specified increase in, any of the foregoing; (14) the formation of joint ventures or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or enhance its customer base. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary.
     3.17 “Retirement” shall mean the Participant’s termination of Employee status (other than a Termination for Cause) on or after (i) his or her attainment of age sixty five (65) or (ii) his or her attainment of age fifty-five (55) and completion of at least fifteen (15) years of Employee status.
     3.18 “Termination for Cause" shall mean the Corporation’s termination of the Participant’s status as an Employee for one or more of the following reasons: (i) the Participant’s failure to correct deficiencies in his or her level of performance within a reasonable period of time following the identification of those deficiencies by the Board (in the case of the Chief Executive Officer) or by the Corporation’s Chief Executive Officer (in the case of any other Participant), (ii) the Participant’s habitual neglect of his or her duties or his or her repeated absenteeism, excessive tardiness or continued failure to follow established rules and procedures for the Corporation’s employees, (iii) the Participant’s commission of any act of fraud or embezzlement, (iv) any unauthorized use or disclosure by the Participant of material confidential information or trade secrets of the Corporation, (v) a material breach by the Participant of any of his or her fiduciary obligations as an officer of the Corporation or (vi) the Participant’s intentional and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Corporation’s operations and financial condition or his or her intentional and knowing submission of any false or erroneous certification required of the Participant under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Common Stock are at the time listed for trading or (vii) any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation to discharge or dismiss any Participant or other Employee for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for Termination for Cause.
     3.19 “Valuation Date” shall mean any date as of which the balance credited to each of the Participant’s Deferral Subaccounts is to be determined. If the date in question is coincident with a date on which the U.S. financial markets are open for business, then the Valuation Date shall be that same date; otherwise, the Valuation Date shall be first date immediately preceding the date in question on which the U.S. financial markets are open for business.
ARTICLE IV
PARTICIPATION
     4.01 Eligibility Rules. The Plan Administrator shall have absolute discretion in selecting the Eligible Employees who are to participate in each Earn-Out Period implemented under the Plan. The Participants for each Earn-Out Period shall be selected not later than the ninetieth (90th) day after the start date of that Earn-Out Period.
     4.02 Cessation of Participation. The Plan Administrator shall have complete discretion to exclude one or more individuals from Participant status for one or more subsequent Earn-Out Periods implemented under the Plan. If any individual is excluded from Participant status for one or more Earn-Out Periods, then such individual shall not be entitled to any Long-Term Incentive Bonus for those Earn-Out Periods. However, such individual shall continue to have the right, during his or her period of continued Employee status, to direct the hypothetical investment of any Deferral Subaccounts maintained on his or her behalf pursuant to the provisions of Article VI.

ARTICLE V
LONG-TERM INCENTIVE BONUSES
     5.01 Establishment of Earn-Out Period and Bonus Potential. The Plan Administrator shall have complete discretion to implement one or more Earn-Out Periods under the Plan in accordance with the following parameters:
     (i) Each Earn-Out Period shall be coincidental with a period of not less than one (1) or more than five (5) consecutive calendar years. The Plan Administrator shall, within the first ninety (90) days of the Earn-Out Period, designate the actual number of calendar years which shall comprise that Earn-Out Period.
     (ii) The Plan Administrator shall, within the first ninety (90) days of each Earn-Out Period, establish the specific performance goals and objectives which must be attained for that Earn-Out Period based on one or more of the Performance Milestones. For each specific performance objective, the Plan Administrator shall establish threshold, target and maximum levels of attainment. With respect to any performance objective which is to be calculated in a manner which deviates from generally acceptable accounting standards, the Plan Administrator shall specify the deviations at the time the performance objective is set.
     (iii) The Plan Administrator shall also, within the first ninety (90) days of the Earn-Out Period, establish for each Participant the formula for calculating the Long-Term Incentive Bonus to which he or she may become entitled for that Earn-Out Period based on the level at which each Performance Milestone is actually attained. Accordingly, for each Performance Milestone, the formula shall designate a threshold, target and above-target dollar contribution to the Participant’s Long-Term Incentive Bonus, with the actual dollar amount of such contribution to be based on the actual level of attainment of each performance objective. The various levels of contribution designated for each performance objective may be tied to percentages or multiples of the average of the annual rates of base salary in effect for the Participant at the start of each calendar year within the applicable Earn-Out Period.
     5.02 Service Requirement. A Participant shall not become entitled to a Long-Term Incentive Bonus for a particular Earn-Out Period unless the Participant continues in Service through the completion of that Earn-Out Period or the Participant ceases Service in that Earn-Out Period by reason of Retirement or Involuntary Termination (other than Termination for Cause); provided, however, that a Participant whose Employee status terminates by reason of Retirement or Involuntary Termination prior to the completion of the Earn-Out Period shall only be entitled to a pro-rated Long Term Incentive Bonus for that period determined in accordance with Section 5.06. Should the Participant cease Service for any other reason prior the completion of the Earn-Out Period, then he or she shall not be entitled to any Long-Term Incentive Bonus for that Earn-Out Period.
     5.03 Determination of Individual Bonus Amount. The following provisions shall govern the determination of the Long-Term Incentive Bonus for each Participant who continues Employee status through the completion of the Earn-Out Period or is otherwise entitled to a pro-rated bonus for such Earn-Out Period pursuant to the provisions of Section 5.02:
     (i) As soon as administratively practicable following the completion of the Earn-Out Period, the Plan Administrator shall, on the basis of the Corporation’s audited financial statements for the fiscal years included within that Earn-Out Period, determine the actual level of attainment for each performance objective designated for that Earn-Out Period and shall then measure that level of attainment against the threshold level, the target level and the above-target level of attainment established for that performance objective.

     (ii) In making such determination and measurement, the Plan Administrator shall exclude the following items, as calculated and determined in accordance with generally accepted accounting principles, but only to the extent those items were designated as potential adjustments to the performance objectives at the time those objective were established for the Earn-Out Period: all extraordinary, unusual or non-recurring items of gain, loss or expense; all items of gain, loss or expense related to (a) the disposal of a business or discontinued operations or (b) the operations of any business acquired by Corporation during the Earn-Out Period; all accruals for reorganization and restructuring cost and expenses; and all items of gain, loss or expense attributable to changes in tax laws and regulations, accounting principles or other applicable laws or regulations.
     (iii) The Plan Administrator shall certify in writing the actual level of attainment of each such performance objective, as adjusted for the items specified in subparagraph (ii) above. Based on such certification and measurement, the Plan Administrator shall then determine the Long-Term Incentive Bonus for each Participant by aggregating the dollar amounts earned for each Performance Milestone based on the actual level of attainment of that particular milestone. To the extent the actual level of attainment for any Performance Milestone is at a point between two of the levels established by the Plan Administrator, the dollar amount of the portion of each Long-Term Incentive Bonus tied to that Performance Milestone shall be pro-rated between the two points on a straight-line basis. The Long-Term Incentive Bonus so calculated shall be subject to the pro-ration provisions of Section 5.05 for certain Participants who ceased Service prior to the completion of that Performance Period. In no event, however, shall any Long-Term Incentive Bonus be earned with respect to a particular Performance Milestone if the actual level of attainment of that Performance Milestone is below the threshold level set for that milestone. By way of illustration, if the actual level of attainment for one of two performance objectives is at the threshold level established by the Plan Administrator and the actual level of attainment for the second performance objective is at the target level, then the Long-Term Incentive Bonus will be at the threshold dollar level set for the first performance objective and at the target dollar level set for the other objective.
     (iii) The Plan Administrator shall have complete and absolute discretion to reduce the Long-Term Incentive Bonus determined for one or more Participants in accordance with the foregoing provisions of this Section 5.03; provided, however, that no such reduction shall result in an increase to the Long-Term Incentive Bonus of any other Participant or Participants. In no event shall the Long-Term Incentive Bonus for any Participant exceed the Maximum Bonus Amount for the Earn-Out Period or, for a Participant entitled to only a pro-rated Long-Term Incentive Bonus under Section 5.05, the Pro-Rated Maximum Bonus Amount.

     5.04 Pro-Rated Award. A Participant whose Employee status terminates prior to the completion of the Earn-Out Period by reason of Retirement or Involuntary Termination shall be entitled to a pro-rated Long-Term Incentive Bonus in a dollar amount determined by multiplying (i) the actual Long-Term Incentive Bonus to which he or she would have been entitled under Section 5.03 had he or she continued in Employee status through the last day of the applicable Earn-Out Period by (ii) fraction, the numerator of which is the number of days such Participant remained in Employee status during the Earn-Out Period and the denominator of which is the total number of days in that Earn-Out Period. The Participant’s pro-rated Long-Term Incentive Bonus for the Earn-Out Period shall be the lesser of (i) the dollar amount so calculated or (ii) the Pro-Rated Maximum Bonus Amount for that Earn-Out Period.
     5.05 Change in Control Pro-Ration. Should a Change in Control transaction be consummated more than six (6) months after the start of the Earn-Out Period but before the date that period was originally scheduled to be completed, then the Earn-Out Period shall terminate upon the consummation of the Change in Control, and the following procedures shall govern the calculation of the pro-rated Long-Term Incentive Bonuses to become payable in connection therewith:
     First, the dollar amount of each Participant’s Long-Term Incentive Bonus shall be calculated by assuming that each performance objective established for the Earn-Out Period will be attained at the target level.
     Then, the Long-Term Incentive Bonus so calculated shall, for each Participant who continued in Employee status through the date of such Change in Control, be multiplied by a fraction, the numerator of which is the number of days such Participant remained in Employee status during the portion of the Earn-Out Period ending with the Change in Control and the denominator of which is the total number of days for which that Earn-Out Period was originally scheduled to last. The Participant’s pro-rated Long-Term Incentive Bonus for the Earn-Out Period shall be the lesser of (i) the dollar amount so calculated or (ii) the Pro-Rated Maximum Bonus Amount calculated for that Earn-Out Period on the basis of the total number of days for which that Earn-Out Period was originally scheduled to last.
     Finally, the Long-Term Incentive Bonus of each Participant whose Employee status was terminated by reason of Retirement or Involuntary Termination during the Earn-Out Period in which such Change in Control occurred shall be calculated by multiplying the Long-Term Incentive Bonus calculated for him or her under the first step above by a fraction, the numerator of which is the number of days such Participant completed in Employee status during that Earn-Out Period and the denominator of which is the total number of days for which that Earn-Out Period was originally scheduled to last. The Participant’s pro-rated Long-Term Incentive Bonus for the Earn-Out Period shall be the lesser of (i) the dollar amount so calculated or (ii) the Pro-Rated Maximum Bonus Amount calculated for that Earn-Out Period on the basis of the total number of days for which that Earn-Out Period was originally scheduled to last.
     No Long-Term Incentive Bonuses shall be earned or otherwise become payable with respect to any Earn-Out Period in which a Change in Control is consummated, if such consummation occurs within the first six (6) months of that Earn-Out Period.
ARTICLE VI
PAYMENT OR DEFERRAL OF LONG-TERM INCENTIVE BONUSES
     6.01 Payment. The following provisions shall govern the payment of each Long-Term Incentive Bonus to which a Participant becomes entitled under the Plan:
     A. Except to the extent the Participant has filed a timely Deferral Election, the Long-Term Incentive Bonus to which the Participant becomes entitled for a particular Earn-Out Period shall be paid to him or her in a lump sum on March 15 of the calendar year following the calendar year in which that Earn-Out Period ends or (to the extent applicable) on the thirtieth (30th) day following the consummation of the Change in Control, unless in either instance it is not administratively practical to complete the requisite calculations under Article V prior to such date. In such event payment shall be deferred but shall be made no later than December 31 of the calendar year following the calendar year in which the Earn-Out Period ends or (with respect to an Earn-Out Period ending with the Change in Control) the later of (i) the end of the calendar year in which such Change in Control is consummated or (ii) the fifteenth (15th) day of the third calendar month following the consummation of the Change in Control.
     B. A Participant may make a Deferral Election with respect to all or part of any Long-Term Incentive Bonus to which he or she may become entitled under the Plan. However, only one Deferral Election may be made per Long-Term Incentive Bonus. The Deferral Election must be made by filing an appropriate election form with the Plan Administrator or its designate in accordance with the following requirements:
     (i) An individual who is selected as a Participant for an Earn-Out Period on or before date the performance objectives for that Earn-Out Period are established by the Plan Administrator may file the Deferral Election with respect to all or part of any Long-Term Incentive Bonus earned for that period at any time while such individual remains in Employee status up until the final six (6) months of that Earn-Out Period. The Deferral Election must specify a payment date or payment event for the deferred portion in accordance with the events listed below or may specify that payment is to occur upon the earliest or the latest of any of those events:
     - a specified date which is at least twelve (12) months later than the last day of the applicable Earn-Out Period,

     - the Participant’s separation from service (as determined in accordance with the criteria established under Code Section 409A and the applicable Treasury Regulations thereunder) at any time following the conclusion of the applicable Earn-Out Period, or
     - the closing of a Change in Control at any time following the conclusion of the applicable Earn-Out Period.
     (ii) A Participant who does not otherwise qualify for a Deferral Election under subparagraph (i) above may file a Deferral Election with respect to all or part of any Long-Term Incentive Bonus, provided such election is filed at least twelve (12) months prior to the last day of the Earn-Out Period to which that Long-Term Incentive Bonus relates. In no event, however, shall such election become effective or otherwise have any force or applicability until the expiration of the twelve (12)-month period measured from the date such election is filed with the Plan Administrator or its designate, and such election shall accordingly become null and void should a Change in Control be consummated within that twelve (12)-month period. The Deferral Election must specify a payment date for the deferred portion which is at least five (5) years later than the March 15 date on which the Long-Term Incentive Bonus would have otherwise become payable in the absence of such Deferral Election or any Change in Control.
     6.02 Deferral Account. If a Participant makes a timely Deferral Election under Section 6.01 with respect to all or part of his or her Long-Term Incentive Bonus, then a Deferral Subaccount shall be established for the Participant and credited with the dollar amount of the portion of the Long-Term Incentive Bonus subject to that Deferral Election, as and when that bonus would have otherwise become due and payable to the Participant in the absence of such Deferral Election. The Participant shall at all times be fully vested in the balance credited to each of his or her Deferral Subaccounts, as adjusted periodically for investment earnings, gains and losses pursuant to Article VII. Distribution of each Deferral Subaccount shall be made or commence on the payment date or payment event specified in the Deferral Election made with respect to the Long-Term Incentive Bonus credited to that subaccount or as soon as administratively practicable thereafter, but in no event later than December 31 of the calendar year in which that payment date or event occurs or (if later) the fifteenth (15th) day of the third calendar month following such specified payment date or event. The distribution shall be made in a lump sum payment, unless the Participant designates an installment distribution over a period not to exceed five (5) years in his or her Deferral Election with respect to that Deferral Subaccount.
     6.03 Distribution Upon Death or Disability. The following provisions shall govern the distribution of benefits under the Plan in the event the Participant with one or more Deferred Subaccounts under the Plan should die while in Employee status or at any time thereafter, or become Disabled following cessation of Employee status, while there is an outstanding balance credited to those subaccounts and shall supersede any provision to the contrary in Section 6.02.
     A. The undistributed portion shall be paid in a lump sum to the Participant or (in the event of the Participant’s death) to his or her designated beneficiary(ies) under the Plan. Such payment shall be made as soon as administratively practical following the Participant’s death or Disability, but in no event later than December 31 of the calendar year in which Participant dies or becomes Disable or (if later) the fifteenth (15th) day of the third calendar month following the date of his or her death or Disability.
     B. The Participant may designate one or more such beneficiaries, or may revoke his or her existing beneficiary designation and make a new designation, by filing a properly completed beneficiary designation in accordance with the procedures established by the Plan Administrator or its designate. Should the Participant die without a valid beneficiary designation in effect or after the death of his or her designated beneficiary(ies), then any amounts due him or her under the Plan shall be paid to the personal representative of his or her estate.
     6.04 Valuation. The amount to be distributed from any Deferral Subaccount pursuant to this Article VI shall be determined on the basis of the balance credited to that subaccount as of the most recent practicable Valuation Date (as determined by the Plan Administrator or its designate) preceding the date of the actual distribution.
     6.05 Installment Distribution. To the extent the Participant elects an installment distribution in his or her Deferral Election with respect to a particular Deferral Subaccount, that subaccount shall be paid in a series of annual installments over the designated period. The amount of each annual installment shall be determined by dividing the balance credited to that subaccount on the Valuation Date immediately prior to the installment by the number of remaining installments (including the current installment).
     6.06 Withholding Taxes. The Participant shall be responsible for the satisfaction of all federal, state and local income, employment and other payroll taxes (including FICA taxes) which are required to be withheld on his or her Long-Term Incentive Bonus, and such taxes shall accordingly be paid, as and when they become due under applicable law, through the Corporation’s withholding of those taxes from the wages and earnings payable to the Participant or by any other means acceptable to the Corporation.
ARTICLE VII
INVESTMENT RETURN
     7.01 Investment Return. Each of the Participant’s Deferral Subaccounts shall be adjusted periodically to reflect the earnings, gains and losses equal to the actual investment experience realized for the period by one or more of the investment funds selected by the

Participant from the investment alternatives identified in Appendix I. At the time a Long-Term Incentive Bonus is initially credited to the Participant’s Deferral Subaccount, that bonus shall be automatically deemed invested in the      Fund and shall continue to be deemed so invested until the Participant reallocates the balance of that subaccount to one or more other investment funds pursuant to the provisions of Section 7.02. On each day on which the U.S. financial markets are open, each of the Participant’s Deferral Subaccounts shall be adjusted to reflect the investment earnings, gains or losses those subaccounts would have actually realized had they been invested on that day in the selected investment funds.
     7.02 Reallocation of Account Balances Between Funds. A Participant may elect at any time to reallocate (in such percentages as the Plan Administrator shall authorize) part or all of the balance of one or more of his or her Deferral Subaccounts among the available investment alternatives. Accordingly, a separate reallocation may be made as to each such subaccount. Each designated reallocation shall be effected as soon as reasonably practicable after the new allocations are filed by the Participant in accordance with procedures established by the Plan Administrator or its designate.
     7.03 Account Value. The value of each of the Participant’s Deferral Subaccounts on any Valuation Date in question shall be equal to the balance credited to that subaccount as of the close of business on that date, including the appropriate adjustments for (i) any deferred Long-Term Incentive Bonus or investment gains or earnings credited to such subaccount as of such date and (ii) any investment losses charged against the subaccount as of such date.
     7.04 Statement of Accounts. Following the close of each calendar quarter, each Participant shall receive a written statement of the value of his or her Deferral Subaccounts as of the last Valuation Date in that quarter.
     7.05 No Required Investment. Although the investment return on a Participant’s Account is to be measured by the actual gains, earnings and losses realized by one or more of the investment alternatives selected by the Participant pursuant to this Article VII, the Corporation shall not be under any obligation to make the selected investments, and the investment experience shall only be tracked as debits or credits to the Participant’s book accounts over the deferral period. To the extent the Corporation should elect to make any actual investments, the Corporation shall be the sole and exclusive owner of those investments, and no Participant shall have any right, title or interest in or to those investments.
ARTICLE VIII
MISCELLANEOUS
     8.01 Plan Effective Date. The Plan shall become effective immediately upon approval by the Corporation’s shareholders at the 2006 Annual Shareholders Meeting. In the event of such shareholder approval, the first Earn-Out Period may commence with the 2007 or any subsequent calendar year.

     8.02 Deferred Commencement Date. Notwithstanding any provision to the contrary in the Plan, no distribution which becomes due and payable from the Participant’s Deferral Subaccounts by reason of his or her termination of Employee status shall be made to that Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his or her “separation from service” (as determined in accordance with the criteria established under Code Section 409A and the applicable Treasury Regulations thereunder) or (ii) the date of his or her death, if the Participant is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 8.02 shall be paid in a lump sum to the Participant, and any remaining payments shall be made on their scheduled payment dates.
     8.03 Benefits Not Funded. The obligation to pay the vested balance of each Participant’s Account hereunder shall at all times be an unfunded and unsecured obligation of the Corporation. Except to the extent the Corporation may in its sole discretion elect to implement a grantor trust to hold funds for the payment of any benefits which become due and payable hereunder, the Corporation shall not have any obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the balances credited to the outstanding Accounts under the Plan, nor shall the Corporation be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities or other similar investments in order to accumulate funds for the satisfaction of its respective obligations under the Plan. The Participant (or his or her beneficiary) shall look solely and exclusively first to the general assets of the Corporation for the payment of the Account maintained on the Participant’s behalf under the Plan. Payments from any grantor trust established by the Corporation under the Plan shall be made as and when benefits become payable to Participants in accordance with the distribution provisions of Article VI of the Plan.
     8.04 No Employment Right. Neither the action of the Corporation in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ or service of the Corporation for any period of specific duration, and the Participant shall at all times remain an Employee at will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.
     8.05 Amendment/Termination. The Board may at any time amend the provisions of the Plan to any extent and in any manner the Board shall deem advisable, and such amendment shall become effective at the time of such Board action, subject to any shareholder approval requirements under Code Section 162(m) or any other applicable law or regulation or the listing regulations of any securities exchange (or the Nasdaq National Market) on which the Corporation’s common stock is at the time traded. Without limiting the generality of the foregoing, the Board may amend the Plan to impose such restrictions upon the timing, filing and effectiveness of Deferral Elections, the investment procedures and investment alternatives available under Article VII and the distribution provisions of Article VI which the Board deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements such as the Plan and may also, in such event, cease further deferrals under the Plan. The Board may also at any time terminate the Plan in whole or in part. Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Participants as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination authorized by the Board shall adversely affect the benefits of Participants accrued to date under the Plan or otherwise reduce the then outstanding balances credited to their Deferral Subaccounts or otherwise adversely affect the distribution provisions in effect for those subaccounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VI as in effect immediately prior to such amendment or termination.
     8.06 Applicable Law. The deferral provisions of Article VI and VII of the Plan are intended to constitute an unfunded deferred compensation arrangement for a select group of management and other highly compensated persons, and all rights thereunder shall be construed, administered and governed in all respects in accordance with the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such an arrangement and, to the extent not pre-empted thereby, by the laws of the State of California without resort to its conflict-of-laws provisions. All other provisions of the Plan shall also be construed, administered and governed by the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
     8.07 Satisfaction of Claims. Any payment made to a Participant or his or her legal representative or beneficiary in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims with respect to that payment which such person may have against the Plan, the Plan Administrator (or its designate) or the Corporation, any of whom may require the Participant or his or her legal representative or beneficiary, as a condition precedent to such payment, to execute a receipt and release in such form as shall be determined by the Plan Administrator.
     8.08 Alienation of Benefits. No person entitled to benefits under the Plan shall have any right to transfer, assign, alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits prior to actual receipt of those benefits. The benefits payable under the Plan shall not, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person and shall not, to the maximum extent permitted by law, be transferable by operation of law in the event of the bankruptcy or insolvency of the Participant or any other person.
     8.09 Successors and Assigns. The obligation of the Corporation to make the payments required hereunder shall be binding upon the successors and assigns of the Corporation, whether by merger, consolidation, acquisition or other reorganization. Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Participants as a result of changes to the tax laws and regulations applicable to the Plan, no amendment or termination of the Plan by any such successor or assign shall adversely affect or otherwise impair the rights of Participants to receive benefit payments hereunder, to the extent attributable to amounts accrued or deferred prior to the date of such amendment or termination, in accordance with the applicable vesting and distribution provisions of Article VI as in effect immediately prior to such amendment or termination.
ARTICLE IX
BENEFIT CLAIMS
     9.01 Claims Procedure. No application is required for the payment of benefits under the Plan. However, if any Participant (or beneficiary) believes he or she is entitled to a benefit from the Plan which differs from the benefit determined by the Administrative Committee, then such individual may file a written claim for benefits with the Plan Administrator. Each claim shall be acted upon and approved or disapproved within ninety (90) days following receipt by the Plan Administrator.
     9.02 Denial of Benefits. In the event any claim for benefits is denied, in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and of his or her right to a review by the Plan Administrator and shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the review procedure.
     9.03 Review.
     A. Any person whose claim for benefits is denied in whole or in part may appeal to the Plan Administrator for a full and fair review of the decision by submitting to the Plan Administrator, within ninety (90) days after receiving written notice from the Plan Administrator of such denial, a written statement:
     (i) requesting a review by the Plan Administrator of his or her claim for benefits;
     (ii) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and
     (iii) setting forth any issues or comments which the claimant deems pertinent to his or her claim.

     B. The Plan Administrator shall act upon each such appeal within sixty (60) days after receipt of the claimant’s request for review by the Plan Administrator, unless special circumstances require an extension of time for processing. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty (60)-day period, and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the initial request for review. The Plan Administrator shall make a full and fair review of each such appeal and any written materials submitted by the claimant or the Participating Employer in connection therewith and may require the Participating Employer or the claimant to submit such additional facts, documents or other evidence as the Plan Administrator may, in its sole discretion, deem necessary or advisable in making such a review. On the basis of its review, the Plan Administrator shall make an independent determination of the claimant’s eligibility for benefits under the Plan. The decision of the Plan Administrator on any benefit claim shall be final and conclusive upon all persons.
     C. Should the Plan Administrator deny an appeal in whole or in part, the Plan Administrator shall give written notice of such decision to the claimant, setting forth in a manner calculated to be understood by the claimant the specific reasons for such denial and specific reference to the pertinent Plan provisions on which the decision was based. Such notice shall also include a statement that the claimant has a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (as amended from time to time).

APPENDIX I
LIST OF INVESTMENT FUND ALTERNATIVES
     The investment fund alternatives for the 2005 Plan Year shall be the same as the investment funds available for such year for salary deferral contributions made under the American Shared Hospital Services 401(k) Savings Plan.